EXHIBIT 12

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

May 2, 2023

Board of Directors

Auscrete Corporation

49 John Day Dam Road

Goldendale, WA 98620

Gentlemen:

I have acted, at your request, as special counsel to Auscrete Corporation, a Wyoming corporation, (“Auscrete”) for the purpose of rendering an opinion as to the legality of 4,000,000,000 shares of Auscrete’s common stock, no par value per share to be offered and distributed by Auscrete (the “shares”) pursuant to the Regulation A exemption from registration pursuant to an offering statement to be filed under the Securities Act of 1933, as amended, by Auscrete with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and amendments thereto of Auscrete, the Bylaws of Auscrete, selected proceedings of the board of directors of Auscrete authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of Auscrete and of public officials, the form of stock certificate, and such other documents of Auscrete and of public officials as I have deemed necessary. I have assumed, with respect to persons other than directors and officers of Auscrete, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the 4,000,000,000 shares to be offered and sold by Auscrete are duly authorized and when, as and if issued and delivered by Auscrete against payment therefore at a price of $0.0005 per Share, as described in the Offering Statement, will be legally issued, fully paid and non assessable.

My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Part III of the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE, St. Petersburg, Florida 33705-2827 Phone: (813) 8925969 ♦ Fax: (800) 3101695 Email: jackson.morris@rule144solution.com ♦ jackson.morris@verizon.net www.Rule144Solution.com